UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 6, 2008
CHAD Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
California
(State or Other Jurisdiction of Incorporation)

1-12214	95-3792700
(Commission File Number)	(I.R.S. Employer Identification No.)
21622 Plummer Street, Chatsworth, California
(Address of Principal Executive Offices) (Zip Code)
(818) 882-0883
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement
On March 6, 2008, CHAD Therapeutics, Inc., (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Respironics, Inc., (“Respironics”). Pursuant to the Purchase Agreement, Respironics acquired the Company’s assets related to the transfilling oxygen business, the Total O2 Delivery System, including the OMNI-5 In-Home Filling System, OMNI-2 In-Home Filling System, Omni Fill technology and the Company’s Post Valve patent for the purchase price of $1.825 million. Under the terms of the Purchase Agreement, Respironics assumed certain liabilities and obligations related to the Company’s transfilling oxygen business and the Company agreed to indemnify Respironics for expenses arising out of any breach of its representations or warranties. The Purchase Agreement also contains customary representations, warranties, and covenants.
The foregoing is a summary of the material provisions of the Purchase Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is incorporated herein by reference and is furnished as an Exhibit to this report.
Item 2.01. Completion of Acquisition or Disposition of Assets
On March 6, 2008, the Company completed the sale of certain fixed and certain intangible assets comprising the transfilling oxygen business to Respironics. As a result of the sale, the Company will discontinue production and sales of its transfilling oxygen products. This transaction marks the Company’s final step in its announced plan to exit the oxygen business and focus its future efforts on the sleep disorder market.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The exhibits listed below are being furnished with this Form 8-K.

Exhibit
Number	Description
10.34	Asset Purchase Agreement, dated March 6, 2008

99.1	Press Release, dated, March 7, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAD Therapeutics, Inc.
Date: March 11, 2008	By:	/s/ Tracy A. Kern
Tracy A. Kern
Chief Financial Officer

LIST OF EXHIBITS

Exhibit 10.34	Form of Asset Purchase Agreement

Exhibit 99.1	Press Release